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                                                                  Exhibit 15.1

                    [ARTHUR ANDERSEN LLP LETTERHEAD]

April 10, 2000

FedEx Corporation
942 South Shady Grove
Memphis, Tennessee 38120

Ladies and Gentlemen:

We are aware that FedEx Corporation has incorporated by reference in this Form S-8 Registration Statement its Form 10-Qs for the quarters ended August 31, 1999, November 30, 1999 and February 29, 2000, which include our reports dated September 15, 1999, December 15, 1999 and March 22, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP